Exhibit 99.1

B2Digital Provides Unaudited Performance Update for the Three and Twelve Months Ended March 31

Total revenues up 185% on annualized pace for more than $3.5 million for calendar 2022 driven by triple-digit growth across all segments

TAMPA, FL, April 5, 2022 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is pleased to report unaudited performance metrics for the three and twelve months ended March 31, 2022, including total revenue growth of 185% year over year, which puts the Company on an annualized pace for more than $3.5 million in revenues in calendar year 2022, driven by triple-digit growth across all operating segments.

Note: The following numbers represent unaudited preliminary data subject to potential revision in future financial reporting.

Highlights for Twelve Months Ended March 31, 2022 (unaudited)

•	Total Revenues of $2.7 million, up 185% year over year
•	Live Event Revenues of $1.1 million, up 245% year over year
•	B2 Training Facilities Revenues of $1.67 million, up 157% year over year

Highlights for Three Months Ended March 31, 2022 (unaudited)

•	Total Revenues of $872k, up 92% year over year, on annualized pace for $3.5 million
•	Live Event Segment revenues of $266k, up 40% year over year
•	B2 Training Facilities segment revenues of $605k, up 129% year over year

“2022 has started off with a bang, putting B2 Digital on pace for a record calendar year, with our topline performance growing at an accelerating rate over recent months as we expand our geographic footprint on the live event side and step up our pace of strategic expansion on the gym side,” stated Grep P. Bell, Chairman & CEO of B2 Digital. “Helping to fuel that expanded pace of growth, we are now licensed in 20 states for live MMA Fights, which represents an 82% jump in our geographic footprint relative to last year with 50 fights planned in the next 12 months. We are also tracking well on our aggressive plan of adding 15 new gym locations over the next 30 months.”

About B2Digital, Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The Official B2 Training Facilities Network, which is comprised of ONE MORE Gym and Spartan Fitness. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 20 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The B2 Training Facilities segment operates primarily through its ONE More Gym brand and its Spartan Fitness Facilities brand. The Company currently operates five ONE More Gym locations, with plans to continue to scale up the B2 Training Facilities segment at a pace of 15 new locations over the next 3 years. Both ONE MORE Gym and Spartan Fitness locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

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For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League
www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com

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